Exhibit 4.2

STOCKHOLDERS RIGHTS AGREEMENT

This STOCKHOLDERS RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2010 by and among UTStarcom, Inc., a Delaware corporation (the “Company”), and each of the entities listed on Schedule A hereto (the “Investors”).

WHEREAS, the Investors have agreed to purchase shares of common stock of the Company, par value US$0.00125 per share (“Common Stock”), pursuant to that certain Common Stock Purchase Agreement among the Company and the Investors, dated as of even date hereof (the “Purchase Agreement,” and the shares of Common Stock purchased thereunder, the “Purchase Shares”).

WHEREAS, the parties hereto desire to enter into this Agreement so that, as of the Effective Date (as defined below) the Investors may (i) from time to time register under the Securities Act (as defined below) the sale of the Purchase Shares, and (ii) have the other rights and obligations provided for hereunder.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1         INTERPRETATION

1.1          Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any given Person, a Person that Controls, is Controlled by, or is under common Control with the given Person.

“Change of Control Transaction” means (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes and any transaction or series of related transactions the sole purpose of which is to change the state of the Company’s incorporation) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; or (iii) a transaction constituting a change of control pursuant to Nasdaq Listing Rule 5635(b).

“Commission” means the U.S. Securities and Exchange Commission.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Effective Date” means the date upon which the Purchase Shares are sold to the Investors pursuant to the Purchase Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Form S-1” means a registration statement on Form S-1 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form S-3” means a registration statement on Form S-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“GAAP” means United States generally accepted accounting principles.

“Holders” means any Investor together with any permitted transferees and assigns of such Investor.

“Nasdaq” means The Nasdaq Global Select Market.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means (i) the Purchase Shares, and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the Purchase Shares; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

“Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company (which shall be paid in any event by the Company).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

1.2          Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Board	3.2(a)
Common Stock	Recitals
Company	Preamble
Correspondence	4.4(a)
Effective Date Percentage	3.2(b)
Investors	Preamble
Lock-Up Period	3.1(a)
Nominating Committee	3.3
Other Stockholders Agreement	2.2(c)(1)
Purchase Agreement	Recitals
Purchase Shares	Recitals
Transfer	3.1(a)
Violation	2.6(a)
Voting Securities	3.3

SECTION 2         REGISTRATION RIGHTS.

2.1          Demand Registration Rights.

(a)           Registration.

(1)           Subject to the terms of this Agreement, following the expiration of the Lock-Up Period, Holders holding at least 1,000,000 Registrable Securities (as adjusted for any stock splits, stock dividends, recapitalizations, reorganizations or similar events) may request the Company in writing to register all or part of the Registrable Securities.  Upon receipt of such a request, the Company shall (i) promptly, and in any event within twenty (20) business days after receipt of such written request, give written notice of the proposed registration to all other Holders, and (ii) use commercially reasonable efforts to cause, as soon as reasonably practicable, the registration of the sale of the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such registration within thirty (30) business days after the Company’s delivery of written notice, to become effective.  Any registration pursuant to this Section 2.1 shall not be underwritten.

(2)           Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to effect more than one (1) registration pursuant to this Section 2.1(a).

(3)           The registration made pursuant to this Section 2.1(a) shall be made: (i) on registration statement on Form S-3 (or any successor to Form S-3) if such form is available for use by the Company; or (ii) otherwise on Form S-1 (or any successor to Form S-1) if such form is available for use by the Company.

(4)           The registration of the sale of the Registrable Securities in accordance with this Section 2.1(a) shall, irrespective of whether such Registrable Securities are distributed by the Holder thereof, satisfy the Company’s obligations under this Section 2.1(a).

(b)           Right of Deferral.  Notwithstanding anything to the contrary in this Section 2.1:

(1)           The Company shall not be obligated to register the sale of Registrable Securities pursuant to Section 2.1(a) if, within the six (6) month period preceding the date of such request, the Company has already effected a registration in which Holders had an opportunity to participate pursuant to the provisions of Section 2.2 and no Registrable Securities of the Holders were excluded from such registration pursuant to the provisions of Section 2.2(c).

(2)           The Company shall not be obligated to register the sale of Registrable Securities pursuant to Section 2.1(a) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, any registration of the sale of Registrable Securities should not be made because it would be materially detrimental to the Company and its shareholders for a registration statement to be filed in the near future.  Following delivery of such certificate, the Company shall have the right to defer such filing for a period not to exceed ninety (90) days from the receipt of any request duly submitted by Holders under Section 2.1(a) to register Registrable Securities; provided, however, that the Company shall not utilize this right more than twice in any twelve (12) month period.

2.2          Piggyback Registration.

(a)           Registration of the Company’s Securities.  Subject to Section 2.2(c), if the Company proposes to register for its own account or for the account of any Person that is not a Holder or that is a Holder holding both Registrable Securities and other securities of the Company (unless such Person is contractually entitled to exclude participation by the Holders in its registration, and subject to any rights to partially exclude participation by the Holder in its registration) the sale of any of its Common Stock in connection with the public offering of such securities, the Company shall promptly give each Holder written notice of such registration and, upon the written request of any Holder given within ten (10) days after delivery of such notice, the Company shall use its commercially reasonable efforts to include in such registration any Registrable Securities thereby requested by such Holder.  If a Holder decides not to include all or any of its Registrable Securities in such registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its Common Stock, all upon the terms and conditions set forth herein.  Any Registrable Securities registered pursuant to this Section 2.2 shall continue to be subject to the Lock-Up and may only be Transferred in connection with such registration to the extent that such registration is still effective upon expiration of the Lock-Up.

(b)           Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under Section 2.2(a) prior to the effectiveness of such registration, whether or not any Holder has elected to participate therein.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.3.

(c)           Underwriting Requirements.

(1)           In connection with any offering involving an underwriting of the Company’s Common Stock initiated by the Company, the Company shall not be required to register the Registrable Securities of a Holder under this Section 2.2 unless such Holder shall include such Registrable Securities in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters.  In the event the underwriters advise Holders seeking registration of the sale of Registrable Securities pursuant to this Section 2.2 in writing that market factors (including the aggregate number of Registrable Securities requested to be registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the registration) require a limitation of the number of securities to be underwritten, the underwriters may exclude some or all Registrable Securities from the registration and underwriting after excluding any other securities from the underwriting (other than any Securities which the Company may seek to include in the underwriting for its own account), and the number of securities and Registrable Securities that may be included in the registration and the underwriting shall be allocated (i) first, to the Company, and (ii) thereafter, among the Holders requesting inclusion of their Registrable Securities in such registration statement in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the registration (it being understood that solely for purposes of determining the amount of securities that may be included in such registration pursuant to the foregoing clause (ii) of this Section 2.2(c)(1), the definitions of Holders and Registrable Securities shall be deemed to include “Holders” and “Registrable Securities,” respectively, each as defined in that certain Stockholders Rights Agreement dated on or around the date of this Agreement, by and among the Company and the E-town International Investment and Development Co., Ltd. (the “Other Stockholders Agreement”)).

(2)           If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least seven (7) days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the registration.

(d)           Exempt Transactions.  The Company shall have no obligation to register the sale of any Registrable Securities under this Section 2.2 in connection with a registration by the Company (i) relating solely to the sale of securities to participants in a Company share or option plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act.

2.3          Expenses.  All Registration Expenses incurred in connection with registrations pursuant to this Agreement shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Section 2.1 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered).  All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.4          Obligations of the Company.  Subject to the provisions of Section 2.3 hereof, whenever required to effect the registration of the sale of any Registrable Securities under this Agreement the Company, shall as expeditiously as reasonably possible:

(a)           keep such registration effective for a period ending on the earlier of the date which is ninety (90) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)           furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)           use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)           notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)            provide a transfer agent and registrar for the sale of all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)           cause all such Registrable Securities sold pursuant hereunder to be listed on Nasdaq;

(h)           notify each seller of Registrable Securities covered by such registration statement (or if they have appointed an attorney-in-fact, such attorney-in-fact), after it shall receive notice thereof, of the time when such registration statement has become effective;

(i)            notify each seller of Registrable Securities covered by such registration statement (or if they have appointed an attorney-in-fact, such attorney-in-fact), after it shall receive notice, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation of any proceeding for that purpose and use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

(j)            use commercially reasonable efforts to furnish, at the request of the underwriters, if any, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration (i) an opinion, dated as of such date, of the counsel representing the Company, for purposes of such registration, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering addressed to the underwriters, if any, and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

2.5          Obligations of Holders.  It shall be a condition precedent to the obligations of the Company to register the sale of Registrable Securities of any Holder pursuant to this Section 2 that the selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities held thereby and the intended method of disposition of such securities as shall be required to timely effect the registration of the sale of such Holder’s Registrable Securities.

2.6          Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)           Company Indemnity.  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, shareholders, legal counsel, accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under laws which are applicable in connection with any registration, qualification, or compliance, of the Company’s securities insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(1)           any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, and any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or

(2)           any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, its partners, officers, directors, legal counsel, accountants, underwriter or controlling Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished for use in connection with such registration by such Holder, underwriter or controlling Person of such Holder.

(b)           Notice.  Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.6 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(c)           Contribution.  If any indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(d)           Survival.  The obligations of the Company and Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement for a period of twenty-four (24) months, regardless of the expiration of any statutes of limitation or extensions of such statutes.

2.7          Termination of the Company’s Obligations.  The registration rights set forth in Section 2.1 and Section 2.2 of this Agreement shall terminate upon the earlier of (i) when with respect to any Holder, in the reasonable opinion of counsel to the Company, all Registrable Securities proposed to be sold by such Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 under the Securities Act, (ii) the date as of which all of the Registrable Securities have been sold pursuant to a registration statement or (iii) thirty-six (36) months following the Effective Date.

2.8          Rule 144 Reporting.  With a view to making available the benefits of Rule 144 promulgated under the Securities Act which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration, the Company agrees to:

(a)           use reasonable, diligent efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

(b)           use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and Exchange Act; and

(c)           so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (1) a certificate by the Company as to its compliance with the reporting requirements of the Securities Act (including, without limitation, Rule 144) and the Exchange Act, (2) a copy of the most recent annual report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (3) such other reports, documents or information of the Company, as a Holder may reasonably request in availing itself of any rule or regulation of the Commission that permits the selling of any such securities without registration.

2.9          Limitations on Subsequent Registration Rights.  The Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, grant any rights to any Persons to register any shares of capital stock or other securities of the Company if such rights are on parity with or superior to the registration rights of the Holders of Registrable Securities under this Agreement, other than the rights grants pursuant to the Other Stockholders’ Agreement.

SECTION 3           OTHER ITEMS

3.1           Lock-Up.

(a)           For a period of nine (9) months from the Effective Date (the “Lock-Up Period”), each Holder shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly (including, without limitation any of the foregoing with respect to any holding company with recent ownership of the Registrable Securities, any Registrable Securities or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Registrable Securities (any of the foregoing, a “Transfer”) without the prior written consent of the Company.

(b)           Each Holder shall further refrain at all times (including with respect to time periods after the expiration of the Lock-Up Period) from selling Registrable Securities to any Person that in any manner, directly or indirectly, is in competition with the Company, except in a genuine open market sale where the identity of the purchaser of the Purchase Shares is not known to the Holder or its agent effecting such sale.

3.2           Stand-Still.

(a)           Subject to the other provisions of this Section 3.2, each Holder agrees that, for a period of twenty-four (24) months from the Effective Date, such Holder and its Affiliates will not, without the prior written consent of the Company or the approval of the Company’s Board of Directors (the “Board”), directly or indirectly:

(1)           make, effect, initiate, cause or in any way participate in (i) any acquisition of beneficial ownership of any securities of the Company or any securities of any subsidiary or other affiliate of the Company, (ii) any acquisition of any assets of the Company or any assets of any subsidiary or other affiliate of the Company, or (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other affiliate of the Company, or involving any securities or assets of the Company or any securities or assets of any subsidiary or other affiliate of the Company;

(2)           seek or propose to influence or control the management or policies of the Company (other than as provided for herein), make, effect, initiate, cause or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules of the Commission) to vote any voting securities of the Company or any subsidiary thereof, or seek to advise or influence any Person with respect to the voting of any voting securities of the Company or any subsidiary thereof;

(3)           make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions), any merger, recapitalization, reorganization, business combination or other extraordinary transaction involving the Company or any subsidiary thereof or any of their securities or assets;

(4)           enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a

“group” within the meaning of Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing;

(5)           take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause (1), (2), or (3) above;

(6)           agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause (1), (2), (3), (4) or (5) above;

(7)           assist, induce or encourage any other Person to take any action of the type referred to in clause (1), (2), (3), (4), (5) or (6) above;

(8)           with respect to all other Holders, enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(9)           request the Company or any of its Affiliates to amend or waive or consider the amendment or waiver of any provision of this Section 3.2; provided, however, that the Holders may make any such request if, and only if, such request is made on a strictly confidential basis and does not require (in the opinion of counsel to the Company) the Company or any third party to make public disclosure of the same under applicable law or the rules and regulations of Nasdaq and the Commission.

(b)           Notwithstanding anything to the contrary in Section 3.2, nothing in  Section 3.2 shall prevent a Holder from purchasing up to such number of shares of Common Stock in the open market as would be required to enable such Holder to maintain its percentage ownership in the Company equal to such Holder’s Effective Date Percentage.  For purposes of this Agreement, the “Effective Date Percentage” with respect to a Holder shall mean the quotient obtained by dividing (x) the number of shares of Common Stock held by such Holder as of the Effective Date as listed under the column entitled “Total Shares” on Schedule A attached hereto by (y) the total number of shares of Common Stock outstanding as of the Effective Date (for the avoidance of doubt, after giving effect to the transactions contemplated by the Purchase Agreement and that certain Common Stock Purchase Agreement between the Company and Beijing E-town International Investment and Development Co., Ltd., dated as of the date hereof).

(c)           Each Holder shall promptly advise the Company in writing of any inquiry or proposal made to it with respect to any item listed in Section 3.2(a).

3.3           Voting Matters.  In connection with any proposal submitted for Company shareholder approval (at any annual or special meeting called, or in connection with any other action (including the execution of written consents)) related to the election or removal of directors of the Board or any business or proposal involving the Company, each Holder will (1) cause all of its respective shares of Company capital stock that are entitled to vote, whether now owned or hereafter acquired (collectively, the “Voting Securities”), to be present in person or represented by proxy at all meetings of shareholders of the Company, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and (2) vote all of their Voting Securities: (i) in favor of any nominee or director nominated by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) (provided that the Nominating Committee is consistent with the terms of this Section 3.3); (ii) against the removal of any director nominated by the Nominating Committee; and (iii) with respect to any other business or proposal, in accordance with the recommendation of the Board; provided, however, that the foregoing clause (iii) shall not apply to any proposal constituting a Change of Control Transaction that is submitted to the shareholders of the Company for approval.

SECTION 4           MISCELLANEOUS

4.1           Binding Effect; Assignment.  This Agreement shall be binding upon and shall be enforceable by each party, its successors and permitted assigns.  No party may assign any of its rights or obligations hereunder without the prior written approval of the other parties.

4.2           Governing Law; Arbitration.

(a)           This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of California and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

(b)           Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, may be settled by arbitration to be held in County of Santa Clara, State of California, in accordance with the rules then in effect of the American Arbitration Association, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the non-exclusive jurisdiction of the State of California in any such arbitration.  If submitted to arbitration in any jurisdiction, the decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

4.3           Amendment.  This Agreement may not be amended, modified or terminated, and no rights or provisions may be waived, except with the written consent of the Company and Holders holding 75% of the Registrable Securities then held by all Holders.

4.4           Notices.

(a)           Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by international courier, facsimile, electronic mail or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder.  Where a notice is sent by overnight courier, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through an internationally recognized express courier service, delivery fees pre-paid, and to have been effected three (3) business days following the day the same is sent as aforesaid.  Where a notice is delivered by facsimile, electronic mail, by hand or by messenger, service of the notice shall be deemed to be effected upon delivery.

(b)           All correspondence to the Company shall be addressed as follows:

UTStarcom, Inc.

1275 Harbor Bay Parkway

Alameda, CA 94502

Facsimile: (510) 864-8802

Email: legal.notice@utstar.com

Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California  94304

Facsimile: (650) 493-6811

Attention: Carmen Chang and Scott Anthony

(c)           All correspondence to any Investor shall be sent to such Investor at the address set forth under such Investor’s name on Schedule A hereto.

(d)           Any entity may change the address to which correspondence to it is to be addressed by notification as provided for herein.

4.5           Further Assurances.  Each party agrees to act in good faith and cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other parties to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

4.6           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.  No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and in accordance with the provisions of Section 4.3 hereof.

4.7           Captions.  The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

4.8           Severability.  Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

4.9           Remedies Cumulative.  Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

4.10         Counterparts; Reproductions.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  A facsimile, portable document file (PDF) or other reproduction of this Agreement may be executed by one or more parties and delivered by such party by facsimile, electronic mail or any similar electronic transmission pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.

4.11         No Third Party Beneficiary.  Except as contemplated in Section 2.6, nothing in this Agreement is intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits, or obligations hereunder.

4.12         Effectiveness and Termination.

(a)           The rights and obligations of the parties hereto shall become effective only upon the Effective Date.

(b)           This Agreement shall automatically terminate upon termination of the Purchase Agreement in accordance with the terms thereof.

(Remainder of Page Intentionally Blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

UTSTARCOM, INC.

By:	/s/ PETER BLACKMORE

Name:	Peter Blackmore
Title:	Chief Executive Officer

SIGNATURE PAGE TO STOCKHOLDER RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS

ELITE NOBLE LIMITED

By:	/s/ JINGCHUN SUN

Name:	Jingchun Sun
Title:	Director

SHAH CAPITAL OPPORTUNITY FUND LP

By:	/s/ HIMANSHU H. SHAH

Name:	Himanshu H. Shah
Title:	General Partner

SIGNATURE PAGE TO STOCKHOLDER RIGHTS AGREEMENT

Schedule A

SCHEDULE OF INVESTORS

Name	Address	Purchase Shares	Other Shares	Total Shares

Elite Noble Limited	Room 512, 5/F., Tower 1 Silvercord, 30 Canton Road Tsimshatsui, Kowloon Hong Kong Facsimile: +852 2114 0183 Attn: Lee Kit Wah	5,681,818	0	5,681,818

Shah Capital Opportunity Fund LP	8601 Six Forks Road, Suite 630 Raleigh, NC 27615 USA Facsimile: +1 (919) 719-6370 Attn: Himanshu H. Shah	5,000,000	8,004,957	13,004,957